ACORN ENERGY ANNOUNCES Q4 AND FISCAL YEAR 2011 RESULTS

Montchanin, DE – March 15,2012 – Acorn Energy, Inc. (NASDAQ: ACFN), an energy technology holding company, today announced its results for the fourth quarter and fiscal year periods ended December 31, 2011.

For the fiscal year 2011 period, revenues increased $4.7 million or 33% to $18.9 million, compared to $14.2 million in the corresponding 2010 period. Net income for 2011 was $35.4 million, or $2.03 per share ($1.99 on a fully diluted basis), compared to a net loss of $25.1 million, or $1.68 per share in 2010. The net income of 2011 is primarily due to a net gain after taxes of $31.0 million on the sale of the Company’s CoaLogix subsidiary.

For the fourth quarter of 2011, Acorn revenue increased $2.4 million, or 57% to $6.7 million compared to $4.2 million in the 2010 fourth quarter. The net loss for the quarter was $1.1 million, or $0.06 per share, compared to a net loss of $14.2 million, or $0.88 per share in the corresponding 2010 period.

Revenue by Company

The following table shows, for the periods indicated, the dollar amount (in thousands) of the consolidated revenues attributable to each of Acorn’s consolidated companies. The revenues of USSI are included in our consolidated financial statements effective February 23, 2010, and the revenues of GridSense are included in our consolidated financial statements effective May 12, 2010(partial year results are in italics). Accordingly, there are no comparative revenues reported for these activities in 2009.

	Year ended December 31,			Three Months ended December 31,
	2009	2010	2011	2009	2010	2011
DSIT Solutions	$9,219	$11,457	$10,493	$2,746	$2,843	$3,807
GridSense	-	2,382	7,119	-	1,194	2,435
USSI	-	405	1,316	-	212	433
Total	$9,219	$14,244	$18,928	$2,746	$4,249	$6,675

CEO Remarks

“The sale of CoaLogix for $101 million highlighted a terrific year for Acorn in 2011,” said John Moore, CEO of Acorn Energy. “Our share of the 2011 proceeds was approximately $56 million, placing Acorn in the strongest position in its young history. Importantly, the sale again confirmed our mission and strategy to seek, invest and foster unique advanced technologies to make huge and aging energy infrastructures safer and more efficient.

“Each of our three companies progressed greatly. USSI has a number of exciting field tests in place and will be moving from engineering and proof-of-concept to commercialization in 2012. DSIT closed a $12.3 million order, the largest in its history, paving the way for exciting new business opportunities in 2012. GridSense also landed its largest order from a sizeable US electric utility company and is positioned with a broader product line to penetrate the market place. In addition, in early 2012, we announced the purchase of OmniMetrix, which increases our market opportunities to remotely monitor in real time critical energy equipment to prevent failures.

“Given this progress, Acorn initiated a regular quarterly dividend in November 2011,” concluded Mr. Moore. “I expect each of our companies and technologies to grow and mature substantially in 2012.”

Portfolio Companies

DSIT

DSIT Solutions Ltd., based in Israel, offers a full range of sonar and acoustic-related solutions for strategic energy installations as well as defense and homeland security markets. Revenue for 2011 decreased 1.0 million or 8% from $11.5 million in 2010 to $10.5 million in 2011. However, fourth quarter 2011 revenue for DSIT was $3.8 million, a 34% increase over 2010 fourth quarter revenues of $1.9 million, reflecting the impact of the recent receipt of DSIT’s largest order ever of $12.3 million for its underwater security systems. The contract calls for the delivery of a large number of AquaShield™ Diver Detection Sonar and PointShield™ Portable Diver Detection Sonar systems to protect offshore platforms, coastal and energy terminals and high value vessels against underwater intrusion and sabotage.

Globally, some 30% of the world’s oil output comes from offshore production. An enormous amount of capital investment has gone into creating these and other water-based energy infrastructures. While they were built with the assumption that they would survive natural weather disasters, many of these infrastructures are now recognized as “soft” targets for underwater sabotage.DSIT looks to pursue potential customers in such areas that have significant water-based energy assets and infrastructure.

GridSense

GridSense develops and markets remote monitoring systems for electric utilities and industrial facilities worldwide. These systems provide outage management and power quality monitoring to better and more efficiently manage grid operations.

In 2011 GridSense recorded revenues of $7.1 million, more than doubling 2010’s full year revenues of $3.3 million. The increase of $3.8 million or 116 %   from 2010 to 2011 was primarily due to an order received in June 2011 from a leading electric utility in the Southeastern United States. The utility is using GridSense’s Transformer IQ™ to monitor over 2,000 transformers in one metropolitan county of its service territory. This project is expected to be a showcase for Smart Grid distribution optimization demonstrating the scalability impact of affordable monitoring solutions on electric reliability.

Due to increasing stresses on the aging infrastructure and greater demands for power quality and reliability, utilities are striving to modernize their infrastructures with “SmartGrid” initiatives. With cost-effective and easily deployable products, GridSense provides solutions for the present and future grid.

U.S. Seismic Systems, Inc. (USSI)

USSI develops and produces “state of the art” fiber optic sensing systems for the energy and security markets. USSI’s patented fiber optic sensors are being designed to replace the legacy electronic sensors which are generally expensive, bulky and unreliable. USSI fiber sensors have demonstrated greater than three hundred times the sensitivity and sell for a fraction of the cost of traditional electronic sensors.

In 2011, USSI continued to focus on customer “proof-of-concept” contracts for its major 4D reservoir and shale gas monitoring, from perimeter security systems and from fiber optic underwater security system development for diver detection.

In 2011, full year revenues were $1.3 million compared to $0.4 million in 2010.   In 2011, USSI began investing in developing its production processes as it moves from primarily engineering to commercialization.USSI expects that orders related to its 4D reservoir and shale gas monitoring systems should significantly increase revenue in 2012, both from customers who participated in “proof–of-concept” projects, and from those who received product demonstrations.

USSI products provide solutions for the oilfield geophysics market, which has about a $12 billion annual market size, of which $10 billion is for seismic acquisition and processing activities, and about $2 billion is for the equipment such as seismic sources and sensors.

OmniMetrix

In February 2012, Acorn acquired (through a wholly-owned subsidiary) OmniMetrix, LLC, a leading developer and producer of remote monitoring equipment and systems for emergency power generators and underground pipelines.

OmniMetrix is headquartered in Georgia, and is the leading brand and innovator of remote monitoring services for on-site power generators. The company seeks to gain rapid penetration in the emergency generator and home back-up generator markets.

Many of these generators serve critical requirements such as hospitals, nursing homes and cell telephone towers. Approximately 10% of installed emergency generators fail to start when needed, not due to manufactured quality, but to field issues like batteries, spark plugs, heater blocks and fuel issues. Continual remote monitoring of the equipment can help ensure its reliability. While the home generator market is relatively new, approximately 2% of U.S. residences have installed back-up generators and the demand is growing rapidly due to severe storms and decreasing grid reliability.

OmniMetrix has also developed and markets a remote cathodic protection (CP) monitoring system which helps prevent losses associated with pipeline corrosion. The CP systems have long battery life and great reliability; features which provide solid, competitive advantages. The energy industry spends $7 to $10 billion annually repairing and replacing corroded steel pipelines. Because of this increasing problem, federal and state regulators are focusing greater attention on the issue. In addition, the U.S. shale gas boom requires a large increase in pipeline capacity which is expanding the opportunity for OmniMetrix.

Conference Call Information

The Company will host an investor call on Friday, March 16, 2012 at 11:00 am EDT to discuss its fourth quarter 2011 and year-end results, as well as plans and anticipated developments at the Company.

To participate in the conference call, please dial (800) 860-2442 or (412) 858- 4600 (Intl), (no pass code required).If you are unable to participate in the live call, a digital replay of the call will be available through 9:00am EDT on March 30, 2012 by dialing (877) 344-7529 or (412) 317-0088 and entering access code #10011465.

About Acorn Energy, Inc.

Acorn Energy, Inc. is a holding company focused on making energy better by providing digital solutions for energy infrastructure asset management.  The four businesses in which we have controlling interests, improve the world's energy infrastructure by making it: more secure - providing security solutions for underwater energy infrastructure (DSIT); more reliable - providing condition-based monitoring to critical assets on the electric grid (GridSense, OmniMetrix) and more productive and efficient - increasing oil and gas production while lowering costs through use of permanent ultra-high sensitive seismic tools that allow for a more precise picture of reservoirs (US Seismic). For more information visit: http://www.acornenergy.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that the Company and its operating companies will be able to achieve the expected growth in revenue or meet the other expectations described or referred to above.  A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Contact:

Paul G. Henning

Cameron Associates

(212) 554-5462

Paul@cameronassoc.com

-Financial Tables to Follow-

ACORN ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of December 31,
	2010	2011
ASSETS
Current assets:
Cash and cash equivalents	$6,549	$34,280
Short-term deposits	-	18,000
Restricted deposit	1,317	2,223
Funds held in escrow	-	5,961
Accounts receivable	5,273	4,965
Unbilled revenue	3,806	3,778
Inventory	1,114	2,144
Other current assets	333	922
Current assets of discontinued operations	9,424	-
Total current assets	27,816	72,273
Property and equipment, net	490	635
Severance assets	2,498	2,620
Restricted deposit	85	271
Intangible assets, net	5,339	4,780
Goodwill	4,679	4,637
Deferred taxes	302	440
Other assets	378	149
Non-current assets of discontinued operations	18,198	-
Total assets	$59,785	$85,805
LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term debt	$1,308	$677
Accounts payable	2,578	2,052
Accrued payroll, payroll taxes and social benefits	1,531	1,907
Other current liabilities	3,428	7,420
Current liabilities of discontinued operations	4,372	-
Total current liabilities	13,217	12,056
Long-term liabilities:
Accrued severance	3,715	3,837
Long-term debt	302	141
Other long-term liabilities	240	204
Long-term liabilities of discontinued operations	434	-
Total long-term liabilities	4,691	4,182
Commitments and contingencies equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 30,000,000 shares; Issued –18,067,925 and 18,325,529 shares at December 31, 2010 and 2011, respectively	180	183
Additional paid-in capital	83,596	84,614
Warrants	427	427
Accumulated deficit	(48,431)	(13,022)
Treasury stock, at cost – 801,920 shares at December 31, 2010 and 2011	(3,036)	(3,036)
Accumulated other comprehensive income	637	485
Total Acorn Energy, Inc. shareholders’ equity	33,373	69,651
Non-controlling interests	8,504	(84)
Total equity	41,877	69,567
Total liabilities and equity	$59,785	$85,805

ACORN ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT NET INCOME (LOSS) PER SHARE DATA)

	Year ended December 31,
	2010	2011
Revenues:
Projects	$11,235	$11,368
Smart grid distribution products and services	2,382	7,119
Other	627	441
Total revenues	14,244	18,928
Cost of sales:
Projects	6,646	7,886
Smart grid distribution products and services	1,210	3,792
Other	344	337
Total cost of sales	8,200	12,015
Gross profit	6,044	6,913
Operating expenses:
Research and development expenses, net	965	2,995
Impairments	1,166	-
Selling, general and administrative expenses	10,440	11,952
Total operating expenses	12,571	14,947
Operating loss	(6,527)	(8,034)
Finance expense, net	(224)	(26)
Gain on investment in GridSense	1,327	-
Gain on sale of HangXing	-	492
Distributions received from EnerTech	135	-
Loss on sale of EnerTech	(1,821)	-
Loss before taxes on income	(7,110)	(7,568)
Income tax benefit (expense)	(671)	12,767
Net income (loss) from continuing operations	(7,781)	5,199
Loss from discontinued operations, net of income taxes	(17,969)	(1,948)
Gain on the sale of discontinued operations, net of income taxes	-	31,069
Non-controlling interest share of loss from discontinued operations	67	540
Net income (loss)	(25,683)	34,860
Net loss attributable to non-controlling interests	595	549
Net income (loss) attributable to Acorn Energy, Inc. shareholders	$(25,088)	$35,409

Basic net income (loss) per share attributable to Acorn Energy, Inc. shareholders:
From continuing operations	$(0.48)	$0.33
From discontinued operations	$(1.20)	$1.70
Basic net income (loss) per share attributable to Acorn Energy, Inc. shareholders	$(1.68)	$2.03
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic	14,910	17,462

Diluted net income (loss) per share attributable to Acorn Energy, Inc. shareholders:
From continuing operations	$(0.48)	$0.32
From discontinued operations	$(1.20)	$1.67
Diluted net income (loss) per share attributable to Acorn Energy, Inc. shareholders	$(1.68)	$1.99
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – diluted	14,910	17,743